SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO § 240.13d-1(b),
(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

Jason Industries, Inc.
(formerly Quinpario Acquisition Corp.)
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of Class of Securities)

471172106
(CUSIP Number)

July 8, 2014
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

Page 1 of 23 Pages

13G

CUSIP No. 471172106	Page 2 of 23 Pages

1)	NAME OF REPORTING PERSON

Scoggin Capital Management II LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐

(b) ☒
3)	SEC USE ONLY

4)	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
	5)	SOLE VOTING POWER

NUMBER		951,555
OF	6)	SHARED VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	7)	SOLE DISPOSITIVE POWER
EACH
REPORTING		951,555
PERSON	8)	SHARED DISPOSITIVE POWER
WITH
		0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

951,555
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.3%
12)	TYPE OF REPORTING PERSON

OO

13G

CUSIP No. 471172106	Page 3 of 23 Pages

1)	NAME OF REPORTING PERSON

Scoggin International Fund, Ltd.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐

(b) ☒
3)	SEC USE ONLY

4)	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands
	5)	SOLE VOTING POWER

NUMBER		726,755
OF	6)	SHARED VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	7)	SOLE DISPOSITIVE POWER
EACH
REPORTING		726,755
PERSON	8)	SHARED DISPOSITIVE POWER
WITH
		0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

726,755
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.3%
12)	TYPE OF REPORTING PERSON

CO

13G

CUSIP No. 471172106	Page 4 of 23 Pages

1)	NAME OF REPORTING PERSON

Scoggin Worldwide Fund, Ltd.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐

(b) ☒
3)	SEC USE ONLY

4)	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands
	5)	SOLE VOTING POWER

NUMBER		81,180
OF	6)	SHARED VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	7)	SOLE DISPOSITIVE POWER
EACH
REPORTING		81,180
PERSON	8)	SHARED DISPOSITIVE POWER
WITH
		0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

81,180
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.4%
12)	TYPE OF REPORTING PERSON

CO

13G

CUSIP No. 471172106	Page 5 of 23 Pages

1)	NAME OF REPORTING PERSON

TCW/Scoggin Event Driven Master Fund, L.P.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐

(b) ☒
3)	SEC USE ONLY

4)	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands
	5)	SOLE VOTING POWER

NUMBER		37,261
OF	6)	SHARED VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	7)	SOLE DISPOSITIVE POWER
EACH
REPORTING		37,261
PERSON	8)	SHARED DISPOSITIVE POWER
WITH
		0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

37,261
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.2%
12)	TYPE OF REPORTING PERSON

PN

13G

CUSIP No. 471172106	Page 6 of 23 Pages

1)	NAME OF REPORTING PERSON

Scoggin LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐

(b) ☒
3)	SEC USE ONLY

4)	CITIZENSHIP OR PLACE OF ORGANIZATION

New York
	5)	SOLE VOTING POWER

NUMBER		0
OF	6)	SHARED VOTING POWER
SHARES
BENEFICIALLY		1,759,490
OWNED BY	7)	SOLE DISPOSITIVE POWER
EACH
REPORTING		0
PERSON	8)	SHARED DISPOSITIVE POWER
WITH
		1,759,490
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,759,490
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.0%
12)	TYPE OF REPORTING PERSON

OO

13G

CUSIP No. 471172106	Page 7 of 23 Pages

1)	NAME OF REPORTING PERSON

Old Bellows Partners LP
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐

(b) ☒
3)	SEC USE ONLY

4)	CITIZENSHIP OR PLACE OF ORGANIZATION

New York
	5)	SOLE VOTING POWER

NUMBER		0
OF	6)	SHARED VOTING POWER
SHARES
BENEFICIALLY		81,180
OWNED BY	7)	SOLE DISPOSITIVE POWER
EACH
REPORTING		0
PERSON	8)	SHARED DISPOSITIVE POWER
WITH
		81,180
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

81,180
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.4%
12)	TYPE OF REPORTING PERSON

PN

13G

CUSIP No. 471172106	Page 8 of 23 Pages

1)	NAME OF REPORTING PERSON

TCW/Scoggin, LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐

(b) ☒
3)	SEC USE ONLY

4)	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
	5)	SOLE VOTING POWER

NUMBER		0
OF	6)	SHARED VOTING POWER
SHARES
BENEFICIALLY		37,261
OWNED BY	7)	SOLE DISPOSITIVE POWER
EACH
REPORTING		0
PERSON	8)	SHARED DISPOSITIVE POWER
WITH
		37,261
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

37,261
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.2%
12)	TYPE OF REPORTING PERSON

OO

13G

CUSIP No. 471172106	Page 9 of 23 Pages

1)	NAME OF REPORTING PERSON

A. Dev Chodry
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐

(b) ☒
3)	SEC USE ONLY

4)	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
	5)	SOLE VOTING POWER

NUMBER		0
OF	6)	SHARED VOTING POWER
SHARES
BENEFICIALLY		1,796,751
OWNED BY	7)	SOLE DISPOSITIVE POWER
EACH
REPORTING		0
PERSON	8)	SHARED DISPOSITIVE POWER
WITH
		1,796,751
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,796,751
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.2%
12)	TYPE OF REPORTING PERSON

IN

13G

CUSIP No. 471172106	Page 10 of 23 Pages

1)	NAME OF REPORTING PERSON

Craig Effron
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐

(b) ☒
3)	SEC USE ONLY

4)	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
	5)	SOLE VOTING POWER

NUMBER		0
OF	6)	SHARED VOTING POWER
SHARES
BENEFICIALLY		1,796,751
OWNED BY	7)	SOLE DISPOSITIVE POWER
EACH
REPORTING		0
PERSON	8)	SHARED DISPOSITIVE POWER
WITH
		1,796,751
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,796,751
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.2%
12)	TYPE OF REPORTING PERSON

IN

13G

CUSIP No. 471172106	Page 11 of 23 Pages

1)	NAME OF REPORTING PERSON

Curtis Schenker
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐

(b) ☒
3)	SEC USE ONLY

4)	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
	5)	SOLE VOTING POWER

NUMBER		0
OF	6)	SHARED VOTING POWER
SHARES
BENEFICIALLY		1,796,751
OWNED BY	7)	SOLE DISPOSITIVE POWER
EACH
REPORTING		0
PERSON	8)	SHARED DISPOSITIVE POWER
WITH
		1,796,751
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,796,751
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.2%
12)	TYPE OF REPORTING PERSON

IN

Item 1(a).	Name of Issuer:

Jason Industries, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

411 East Wisconsin Avenue, Suite 2100
Milwaukee, Wisconsin 53202

Item 2(a).	Name of Persons Filing:

(i)	Scoggin Capital Management II LLC
(ii)	Scoggin International Fund, Ltd.
(iii)	Scoggin Worldwide Fund, Ltd.
(iv)	TCW/Scoggin Event Driven Master Fund, L.P.
(v)	Scoggin LLC
(vi)	Old Bellows Partners LP
(vii)	TCW/Scoggin, LLC
(viii)	A. Dev Chodry
(ix)	Craig Effron
(x)	Curtis Schenker

(collectively, the “Reporting Persons” and each, a “Reporting Person”)

Item 2(b).	Address of Principal Business Office or, if None, Residence:

Each of Scoggin International Fund, Ltd. and Scoggin Worldwide Fund, Ltd. has a business address at c/o Mourant Ozannes Corporate Services (Cayman) Ltd., 94 Solaris Avenue, Camana Bay, P.O. Box 1348, Grand Cayman, KY1-1108, Cayman Islands.

TCW/Scoggin Event Driven Master Fund, L.P. has a business address at c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands.

TCW/Scoggin, LLC has a business address at 865 South Figueroa Street, 18th Floor, Los Angeles, CA 90017.

Each of the other Reporting Persons has a business address at 660 Madison Avenue, New York, NY 10065.

Item 2(c).	Citizenship or Place of Organization:

(i)	Scoggin Capital Management II LLC
Delaware

(ii)	Scoggin International Fund, Ltd.
Cayman Islands

(iii)	Scoggin Worldwide Fund, Ltd.
Cayman Islands

(iv)	TCW/Scoggin Event Driven Master Fund, L.P.
Cayman Islands

(v)	Scoggin LLC
New York

(vi)	Old Bellows Partners LP
New York

(vii)	TCW/Scoggin, LLC
Delaware

(viii)	A. Dev Chodry
USA

(ix)	Craig Effron
USA

(x)	Curtis Schenker
USA

Item 2(d).	Title of Class of Securities:

8.0% Series A Convertible Perpetual Preferred Stock and Warrants.

Item 2(e).	CUSIP Number:

471172106

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

Item 4.	Ownership.

(i)	Scoggin Capital Management II LLC[1]

(a)	Amount beneficially owned: 951,155[2]

(b)	Percent of class: 4.3%[3]

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 951,155

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 951,555

(iv)	Shared power to dispose or to direct the disposition of: 0

(ii)	Scoggin International Fund, Ltd.[4]

(a)	Amount beneficially owned: 726,755[5]

(b)	Percent of class: 3.3%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 726,755

1	The investment manager of Scoggin Capital Management II LLC is Scoggin LLC. Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

2	Amount beneficially owned is based upon the conversion of 5,114 shares of 8.0% Series A Convertible Perpetual Preferred Stock and the exercise of 536,400 Warrants into shares of common stock.

3	Percentages are based on 21,990,666 shares of common stock outstanding as of June 30, 2014.

4	The investment manager of Scoggin International Fund, Ltd. is Scoggin LLC. Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

5	Amount beneficially owned is based upon the conversion of 3,682 shares of 8.0% Series A Convertible Perpetual Preferred Stock and the exercise of 427,850 Warrants into shares of common stock.

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 726,755

(iv)	Shared power to dispose or to direct the disposition of: 0

(iii)	Scoggin Worldwide Fund, Ltd.[6]

(a)	Amount beneficially owned: 81,180[7]

(b)	Percent of class: 0.4%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 81,180

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 81,180

(iv)	Shared power to dispose or to direct the disposition of: 0

(iv)	TCW/Scoggin Event Driven Master Fund, L.P.[8]

(a)	Amount beneficially owned: 37,261[9]

(b)	Percent of class: 0.2%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 37,261

6	The investment manager of Scoggin Worldwide Fund, Ltd. is Old Bellows Partners LP. Old Bell Associates LLC is the general partner of Old Bellows Partners LP. A. Dev Chodry is the managing member of Old Bell Associates LLC. Craig Effron and Curtis Schenker are principals of Old Bellows Partners L.P.

7	Amount beneficially owned is based upon the conversion of 1,000 shares of 8.0% Series A Convertible Perpetual Preferred Stock.

8	The investment manager of TCW/Scoggin Event Driven Master Fund, L.P. is TCW/Scoggin, LLC. A. Dev Chodry, Craig Effron and Curtis Schenker are the Co-Chief Investment Officers of TCW/Scoggin, LLC.

9	Amount beneficially owned is based upon the conversion of 204 shares of 8.0% Series A Convertible Perpetual Preferred Stock and the exercise of 20,700 Warrants into shares of common stock.

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 37,261

(iv)	Shared power to dispose or to direct the disposition of: 0

(v)	Scoggin LLC[10]

(a)	Amount beneficially owned: 1,759,490[11]

(b)	Percent of class: 8.0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 1,759,490

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 1,759,490

(vi)	Old Bellows Partners LP12

(a)	Amount beneficially owned: 81,180[13]

(b)	Percent of class: 0.4%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

10	Scoggin LLC is the investment manager of Scoggin Capital Management II LLC and Scoggin International Fund, Ltd. A. Dev Chodry is a member of Scoggin LLC, and Craig Effron and Curtis Schenker are the managing members of Scoggin LLC. Scoggin LLC is a limited partner of Old Bellows Partners LP. Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd.

11	Amounts beneficially owned is based upon the conversion of 9,796 shares of 8.0% Series A Convertible Perpetual Preferred Stock and the exercise of 964,250 Warrants into shares of common stock.

12	Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. Old Bell Associates LLC is the general partner of Old Bellows Partners LP. A. Dev Chodry is the managing member of Old Bell Associates LLC. Scoggin LLC is a limited partner of Old Bellows Partners LP. A. Dev Chodry is a member of Scoggin LLC, and Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

13	Amount beneficially owned is based upon the conversion of 1,000 shares of 8.0% Series A Convertible Perpetual Preferred Stock.

(ii)	Shared power to vote or to direct the vote: 81,180

(iii)	Sole power to dispose or to direct the disposition of: 0

(iiv)	Shared power to dispose or to direct the disposition of: 81,180

(vii)	TCW/Scoggin, LLC[14]

(a)	Amount beneficially owned: 37,261[15]

(b)	Percent of class: 0.2%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 37,261

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 37,261

(viii)	A. Dev Chodry[16]

(a)	Amount beneficially owned: 1,796,751[17]

(b)	Percent of class: 8.2%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 1,796,751

14	TCW/Scoggin LLC is the investment manager of TCW/Scoggin Event Driven Master Fund, L.P. A. Dev Chodry, Craig Effron and Curtis Schenker are the Co-Chief Investment Officers of TCW/Scoggin, LLC.

15	Amount beneficially owned is based upon the conversion of 204 shares of 8.0% Series A Convertible Perpetual Preferred Stock and the exercise of 20,700 Warrants into shares of common stock.

16	A. Dev Chodry is a member of Scoggin LLC. Scoggin LLC is the investment manager of Scoggin Capital Management II LLC and Scoggin International Fund, Ltd. A. Dev Chodry is the managing member of Old Bell Associates LLC. Old Bell Associates LLC is the general partner of Old Bellows Partners LP. Scoggin LLC is a limited partner of Old Bellows Partners LP. Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. A. Dev Chodry is also a Co-Chief Investment Officer of TCW/Scoggin, LLC.

17	Amount beneficially owned is based upon the conversion of 10,000 shares of 8.0% Series A Convertible Perpetual Preferred Stock and the exercise of 984,950 Warrants into shares of common stock.

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 1,796,751

(ix)	Craig Effron[18]

(a)	Amount beneficially owned: 1,796,751[19]

(b)	Percent of class: 8.2%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 1,796,751

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 1,796,751

(x)	Curtis Schenker[20]

(a)	Amount beneficially owned: 1,796,751[21]

(b)	Percent of class: 8.2%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

18	Craig Effron is a managing member of Scoggin LLC. Scoggin LLC is the investment manager of Scoggin Capital Management II LLC and Scoggin International Fund, Ltd. Scoggin LLC is a limited partner of Old Bellows Partners LP. Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. Craig Effron is also a Co-Chief Investment Officer of TCW/Scoggin, LLC.

19	Amount beneficially owned is based upon the conversion of 10,000 shares of 8.0% Series A Convertible Perpetual Preferred Stock and the exercise of 984,950 Warrants into shares of common stock.

20	Curtis Schenker is a managing member of Scoggin LLC. Scoggin LLC is the investment manager of Scoggin Capital Management II LLC and Scoggin International Fund, Ltd. Scoggin LLC is a limited partner of Old Bellows Partners LP. Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. Curtis Schenker is also a Co-Chief Investment Officer of TCW/Scoggin, LLC.

21	Amount beneficially owned is based upon the conversion of 10,000 shares of 8.0% Series A Convertible Perpetual Preferred Stock and the exercise of 984,950 Warrants into shares of common stock.

(ii)	Shared power to vote or to direct the vote: 1,796,751

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 1,796,751

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable

Item 8.	Identification and Classification of Members of the Group.

Not applicable

Item 9.	Notice of Dissolution of Group.

Not applicable

Item 10.	Certification.

By signing below the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement with respect to the Reporting Person on whose behalf the undersigned is executing this statement is true, complete and correct.

Dated as of July 10, 2014	Scoggin Capital Management II LLC

By: /s/ Craig Effron
Title: Member

Dated as of July 10, 2014	Scoggin International Fund, Ltd.

By: /s/ Craig Effron
Title: Member

Dated as of July 10, 2014	Scoggin Worldwide Fund, Ltd.

By: /s/ A. Dev Chodry
Title: Director

Dated as of July 10, 2014	TCW/Scoggin Event Driven Master Fund, L.P.

By: TCW/Scoggin, LLC, its Investment Manager
By: /s/ Craig Effron
Title: Co-Chief Investment Officer

Dated as of July 10, 2014	Scoggin LLC

By: /s/ Craig Effron
Title: Managing Member

Dated as of July 10, 2014	Old Bellows Partners LP

By: Old Bell Associates LLC, its General Partner
By: /s/ A. Dev Chodry Title: Managing Member

Dated as of July 10, 2014	TCW/Scoggin, LLC

By: /s/ Craig Effron Title: Co-Chief Investment Officer

Dated as of July 10, 2014	/s/ A. Dev Chodry A. Dev Chodry

Dated as of July 10, 2014	/s/ Craig Effron Craig Effron

Dated as of July 10, 2014	/s/ Curtis Schenker Curtis Schenker

Exhibit A

Agreement of Joint Filing

Pursuant to 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to join in the filing on behalf of each of them of a Statement on Schedule 13G and any and all amendments thereto, and that this Agreement be included as an Exhibit to such filing.

This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Dated as of July 10, 2014	Scoggin Capital Management II LLC

By: /s/ Craig Effron Title: Member

Dated as of July 10, 2014	Scoggin International Fund, Ltd.

By: /s/ Craig Effron Title: Member

Dated as of July 10, 2014	Scoggin Worldwide Fund, Ltd.

By: /s/ A. Dev Chodry Title: Director

Dated as of July 10, 2014	TCW/Scoggin Event Driven Master Fund, L.P.

By: TCW/Scoggin, LLC, its Investment Manager

By: /s/ Craig Effron Title: Co-Chief Investment Officer

Dated as of July 10, 2014	Scoggin LLC

By: /s/ Craig Effron Title: Managing Member

Dated as of July 10, 2014	Old Bellows Partners LP

By: Old Bell Associates LLC, its General Partner

By: /s/ A. Dev Chodry Title: Managing Member

Dated as of July 10, 2014	TCW/Scoggin, LLC

By: /s/ Craig Effron Title: Co-Chief Investment Officer

Dated as of July 10, 2014	/s/ A. Dev Chodry A. Dev Chodry

Dated as of July 10, 2014	/s/ Craig Effron Craig Effron

Dated as of July 10, 2014	/s/ Curtis Schenker Curtis Schenker